Exhibit 10.1

                        SETTLEMENT AND LICENSE AGREEMENT
                        --------------------------------

This Settlement and License Agreement (hereinafter, this "Agreement") is entered into between:
Answer Products, Inc., a California corporation, having its principal place of business at 28209 Avenue Stanford, Valencia, California 91355 (hereinafter "Answer"); and

RockShox, Inc., a Delaware corporation, having its principal place of business at 1610 Garden of the Gods Road, Colorado Springs, Colorado 80907 (hereinafter "RockShox").

This Agreement shall be effective as of February 11, 2002 (hereinafter, "the Effective Date").

In consideration of the following recitals, mutual promises, and agreements, and for other good and valuable consideration, the parties agree as follows:

                                    RECITALS

Answer is buying from Manitou Mountain Cycles, Inc. and E. Douglas Bradbury all rights in and to United States Patent No. 5,470,090 (hereinafter, the "'090 Patent"), as a result of a Manitou Licensing Agreement Buy-Out effective January 1, 1997. Answer is also the owner of all rights in and to United States Patent No. 5,848,675 (hereinafter, the "'675 Patent") and United States Patent No. 6,241,060 (hereinafter, the "'060 Patent").

Answer and RockShox are currently engaged in litigation in the United States District Court for the Central District of California in a case captioned Answer Products, Inc. v. RockShox, Inc., Case No. CV 01-2635 ER (RZx) (hereinafter, the "Patent Case"), where Answer initially asserted that RockShox was infringing various claims of the '060 Patent, the '090 Patent and the '675 Patent, and is now asserting that RockShox has infringed and continues to infringe the '090 Patent and the '675 Patent.

Answer has a valid claim against RockShox for $1,000,000 in the Patent Case for past infringement of the '090 Patent and '675 Patent. Answer is compromising this claim in this Agreement.

Answer and RockShox have agreed to settle the Patent Case between them on the terms and conditions set forth below.

The preamble and these recitals are intended to be an integral part of this Agreement.

Definitions

The term "Patents" as used in this Agreement means (a) the '090 Patent; (b) the '675 Patent; and (c) any and all continuations, divisionals, reissues, reexaminations or foreign counterpart patents that claim priority to or from the original applications upon which the '090 Patent or the '675 Patent are based, and that add no new matter to those original applications. The term "Patents" expressly excludes those claims of any patent issuing from a continuation-in-part, which claims have a priority date that is the same as the application date of such continuations-in-part from, or any other applications otherwise adding new matter to, the original applications for the '090 Patent or the '675 Patent. The term "Patents" expressly includes those claims of any patent issuing from a continuation-in-part application which have a priority date of the original applications filed for the '090 Patent and the '675 Patent.

Dismissal of Suit

Filing Dismissal. Contemporaneous with the execution and delivery of this Agreement, the parties shall jointly move the Court to dismiss with prejudice all pending claims and counterclaims against each other in the Patent Case. The parties agree to do so by immediately executing and filing with the court the dismissal with prejudice of the Patent Case in the form attached hereto as Exhibit A.


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Each Party to Bear Own Costs.  The parties agree that each party will bear its own costs, expenses, and attorneys' fees, whether taxable or otherwise, incurred in, relating to, arising out of, or connected with the Patent Case.

No Admission of Liability. The parties agree that neither the execution of this Agreement, nor the performance of this Agreement, shall constitute or be construed as an admission of any liability, or strength or weakness of any allegations made, by either party, or their subsidiaries, affiliates, parents, joint ventures, partners, insurance carriers, and all of their past, present and future officers, directors, current and former employees, shareholders, agents, predecessors, successors, assigns, insurers and attorneys.


                                     ROYALTY

Payments

Amount and Payments. In consideration for the license granted in Article 7 and the other rights and releases granted hereunder, and unless prepaid in accordance with Section 4.2 or accelerated in accordance with Section 4.3, RockShox shall pay Answer ONE MILLION DOLLARS ($1,000,000 U.S.) in four equal installments of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000 U.S.). The first installment is due on June 30, 2002. The remaining installments are due by June 30, 2003; June 30, 2004; and June 30, 2005, respectively.

Prepayment Option. At RockShox's option, and in lieu of paying the amount of $1,000,000, RockShox may pay to Answer $750,000 on or before June 30, 2002, instead of the first installment of $250,000 due on June 30, 2002, which prepayment will eliminate any further payment obligation to Answer.

Acceleration of Payment Obligations. Upon the occurrence of any of the following events, all remaining unpaid installments shall become due immediately, and RockShox shall then immediately pay Answer the sum of all remaining unpaid installments (RockShox shall then have no further obligation to Answer):

(a) more than 50% of the outstanding voting shares of RockShox become owned by a person or entity who is different from any person or entity owning, at January 1, 2002, more than 1% of the outstanding voting shares of RockShox;
(b) the sale of substantially all of RockShox's assets related to its design or production of suspension forks and their components for use in mountain bikes; or
(c) if RockShox fails to pay any required installment payment when due.
In the event of the occurrence of any of such acceleration events on or prior to June 30, 2002, RockShox shall only be required to pay immediately the amount of $750,000 in full and final payment

Releases

Answer's Releases. As of the Effective Date, Answer does hereby release and forever discharge RockShox, all of its past, present, and future officers, directors, current, and former employees, shareholders, agents, predecessors, successors, assigns, insurers, attorneys, subsidiaries, affiliates, parents, joint ventures, partners, insurance carriers, and customers, and each of them (collectively hereinafter, the "Answer Releasees"), from any and all claims, demands or liabilities of any nature whatsoever asserted in the Patent Case and otherwise regarding the infringement of any one or more claims (except claims 16 and 17 of the '090 Patent which are previously licensed to RockShox) of the '090 Patent and the '675 Patent.

ANSWER ACKNOWLEDGES THAT IT IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."


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ANSWER, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT
MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

RockShox's Releases. As of the Effective Date, RockShox does hereby release and forever discharge Answer, all of its past, present, and future officers, directors, current, and former employees, shareholders, agents, predecessors, successors, assigns, insurers, attorneys, subsidiaries, affiliates, parents, joint ventures, partners, insurance carriers, and customers, and each of them (collectively hereinafter, the "RockShox Releasees"), from any and all claims, demands or liabilities of any nature whatsoever asserted in the Patent Case, including without limitation the counterclaims and affirmative defenses for invalidity and/or unenforceability with respect to the '090 Patent and the '675 Patent.

ROCKSHOX ACKNOWLEDGES THAT IT IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

ROCKSHOX, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

No Prior Assignment of Released Claims. The parties, and each of them, represent that there has been no assignment or other transfer of any interest in any claim or counterclaim released hereunder, and covenant not to assign or transfer any interest in any claim or counterclaim asserted in the Patent Case and otherwise being released in Sections 5.1 and 5.2.

                                  HOLD HARMLESS

The parties, and each of them, also agree to indemnify and hold the Answer Releasees and RockShox Releasees harmless from any liability or claims, demands, damages, costs, expenses, and attorneys' fees arising as a result of (i) any assignment or transfer of any interest by a releasing party, (ii) litigation or administrative proceedings by or before a third party or governmental entity against the Answer Releasees or RockShox Releasees arising out of any rights granted or purported to be granted under or in connection with this Agreement or
(iii) litigation or administrative proceedings by Manitou Mountain Cycles, Inc. and/or E. Douglas Bradbury against RockShox Releasees arising out of any rights relating to the '090 Patent. It is the intention of the parties that this indemnity does not require payment as a condition precedent to relief under this indemnity.

License

License Grant. As of the Effective Date, Answer grants to RockShox a nonexclusive, worldwide right and license under each of the Patents to make, have made, use, sell, advertise for sale, offer for sale, distribute and/or import suspension forks and their components for use in off-road and all-terrain bicycles and tricycles. The license, which is irrevocable and fully paid-up, shall remain in effect until the last of the Patents expires.

No Other Rights. Answer does not grant, and RockShox does not have, the right to grant sublicenses to any party. Any rights not explicitly granted in Section
7.1 are expressly reserved by Answer and are not granted to RockShox.

Marking. RockShox shall mark all products that fall within the scope of any claim of the Patents, in compliance with the requirements set forth in 35 U.S.C. Sec. 287(a).

General Provisions


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Duly Authorized.  Each party represents, warrants and covenants that it has the full right and authority to enter into this Agreement.

Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

Jurisdiction and Venue. Any dispute concerning this Agreement shall be brought in the State or Federal courts within Los Angeles County, California. The parties, and each of them, expressly consent to the personal jurisdiction and venue of such courts for the purpose of hearing any dispute concerning this Agreement.

Binding Effect on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Assignment. The license granted in this Agreement is personal to RockShox and shall not be assigned or transferred, in whole or in part, by RockShox or by operation of law without the prior written consent of Answer; provided, however, that RockShox may transfer or assign its rights under this Agreement in connection with the merger, sale or transfer of all or substantially all of its assets related to its design or production of suspension forks and their components for use in mountain bicycles.

Publicity. The parties agree to issue a joint press release in the form attached hereto as Exhibit B. The parties further agree that they shall not make any further statements regarding the terms of this Agreement beyond those set forth in Exhibit B except as may be required or appropriate in connection with the legal obligations of a public company, or as may be legally required in connection with any matter before a court, pursuant to process or pursuant to other proceedings before any governmental agency.

Confidentiality of Terms. Other than as provided in Section 8.6, the parties acknowledge and agree that, except by order of a court or process of competent jurisdiction, the terms of this Agreement shall remain confidential and shall not be disclosed to any third party without the prior written consent of the other parties, which consent shall not be unreasonably withheld. This provision shall not preclude either party from disclosing such terms to the party's attorneys, accountants, or tax advisors as required to obtain legal, accounting, or tax advice, respectively, or in connection with the proceedings before a court or agency (or, under the terms of a confidentiality agreement, to potential or actual lenders or purchasers of the business or stock of the party).

No Construction Against Drafting Party. The parties have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, this Agreement shall not be construed for or against any party based on the fact of the party having drafted the portion being construed.

Modification and Amendments. Any modification or amendment to this Agreement must be in a writing and signed by duly authorized representatives of the parties hereto and stating the intent of the parties to amend this Agreement.

Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement or any other application of such term or provision shall not be affected thereby; provided, however, this entire Agreement shall be invalid and void if any of the following provisions is determined by a court of competent jurisdiction to be invalid or unenforceable: Sections 3.1, 5.1, 5.2 and 7.1.

Headings. Section and article headings are provided for convenience of the parties only and shall not be construed as a part of this Agreement or a limitation on the scope of the particular paragraph and articles to which they refer.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute a single instrument.

Entire Agreement. This Agreement constitutes the full understanding of the parties and is a complete and exclusive statement of the terms of their agreement. All prior agreements, negotiations, dealings and understandings, whether written or oral, regarding the subject matter hereof, are hereby superseded and merged into this Agreement; except for the existing Stipulated Protective Order entered in this Patent Case.


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Complete Evaluation of Terms.  The parties represent and warrant that they have read this Agreement, that they have had adequate time to consider it, that they have consulted with an attorney prior to executing this Agreement, that they understand the meaning and application of this Agreement, and that they have signed this Agreement knowingly, voluntarily, and of their own free will with the intent of being bound by it. This Agreement shall not be subject to any mistake of fact, and there is absolutely no agreement or reservation that is not clearly expressed herein.

Attorneys' Fees. In the event of any dispute concerning or arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered in duplication originals as of the dates set forth below.

ANSWER PRODUCTS, INC.                   ROCKSHOX, INC.

By: /s/ Glenn R. Miller                 By: /s/ Bryan L. Kelln
Name: Glenn R. Miller                   Name: Bryan L. Kelln
Title: President                        Title: President and CEO
Dated: February 11, 2002                Dated: February 13, 2002


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               ANSWER PRODUCTS AND ROCKSHOX SETTLE PATENT DISPUTE

Answer Products, Inc. and RockShox, Inc. announced today a settlement in their patent infringement lawsuit currently before the United States District Court for the Central District of California in Los Angeles. In March 2001, Answer filed a complaint against RockShox alleging infringement of U.S. Patent Nos. 5,470,090 and 5,848,675. RockShox disputed the complaint and alleged, among other things, that the patents were invalid and not infringed.

Under the terms of the settlement, Answer and RockShox have agreed to dismiss with prejudice all pending claims and counterclaims. In addition, Answer has granted RockShox a license to the patents. In return, RockShox has agreed to make an undisclosed payment in annual installments to Answer over a four-year period. All other terms of the parties' settlement are confidential.

Answer and RockShox have agreed that their settlement does not constitute and should be construed as an admission of any strength or weakness of either party's allegations in the suit.


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